Exhibit 107
EX-FILING FEES
Calculation of Filing Fee Tables

Form S-1
(Form Type)

Wejo Group Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common shares, par value $0.001 per share	18,780,646	$3.350(2)	$62,915,165	0.0000927	$5,833(3)

(1)	Includes 715,991 common shares previously issued to the selling shareholder named herein and 18,064,655 that are available to be issued and sold by the registrant to the selling shareholder named herein from time to time at the registrant’s election pursuant to a common stock purchase agreement, dated as of February 14, 2022, between the registrant and the selling shareholder, subject to satisfaction of the conditions set forth therein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering such additional indeterminate number of common shares as may become issuable as a result of stock splits or stock dividends.
(2)
Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $3.350, which is the average of the high and low prices of the shares of the common shares on April 13, 2022 on NASDAQ.

(3)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000927.
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